EXHIBIT 4b

                             COMMERCIAL TERM NOTE


Date October 31, 1996          Amount $1,800,000           Customer No. 600398


Final Installment Due Date October 31, 2001                  Note No. 60027042



        Promise to Pay. The undersigned promise(s) to pay to the order of FMB-ARCADIA BANK (the "Bank"), at any office of the Bank in the State of Michigan, the sum of One Million Eight Hundred Thousand and no/100 U.S. Dollars and to pay interest on the unpaid balance at the rate of 0.50% per annum above the prime rate until either an Event of Default (as defined below) occurs or this Note becomes due, whether by default, demand or maturity, and thereafter at a rate equal to the rate of interest otherwise prevailing hereunder plus 2% per annum. In no event shall the interest rate exceed the maximum rate allowed by law.

        This Note shall be payable in 20 installments beginning on the 31st day of January, 1997, and continuing on the same day of each subsequent quarter. The amount of each installment, except the final installment, shall be $90,000 plus accrued interest to date of payment. The final installment shall be equal to the entire unpaid balance of principal and accrued interest.

        The Bank may charge a late charge equal to five percent (5%) of each installment which is received by the Bank more than ten (10) days after due. Acceptance of the late charge shall not waive any default under this Note. All payments hereunder shall be in immediately available United States funds, without setoff or counterclaim. Any payments of principal in excess of the installment payments required shall apply to the installments last falling due. If this Note or any installment thereon shall become payable on a day other than a day on which the Bank is open for business, such payment shall be extended to the next succeeding business day and interest thereon shall be payable at the rate herein specified during the extension. In the event the Bank's Prime Rate increases, the Bank in its sole discretion may, from time to time, recalculate the amount of the installment payments so that each installment will be in an amount sufficient to pay the principal due for each installment plus all accrued interest at the same rate of amortization which was in effect on the date of this Note and the undersigned agrees to pay the installments as recalculated by the Bank. If any payment applied by the Bank to this Note is subsequently set aside, recovered, rescinded or otherwise required to be returned or disgorged by the Bank for any reason (pursuant to bankruptcy proceedings, fraudulent conveyance statutes, or otherwise), this Note shall be deemed to have continued in existence, notwithstanding the application, and this Note shall be enforceable as to the amount of such payment as fully as if the Bank had not received and applied the payment.








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        Calculation of Interest. Interest shall be calculated for the actual number of days outstanding on the basis of a 360 day year. Any reference in this Note to "Prime Rate" means the annual rate of interest designated by the Bank as its Prime Rate which may be changed at any time by the Bank and which may not be the lowest rate charged by the Bank to any of its customers. If the rate of interest on this Note is determined by reference to the Prime Rate; interest rate changes will be effective, as and when the Bank changes its Prime Rate.

        Security. This Note and any other indebtedness and liabilities of any of the undersigned to the Bank, and all renewals or extensions thereof, whether joint or several, contingent or absolute, now existing or hereafter arising, and howsoever evidenced (herein collectively called the "Liabilities") are secured by all items now or hereafter deposited in any account of any of the undersigned and any guarantor with the Bank and by all proceeds of such items (cash or otherwise), by all account balances of any of the undersigned and any guarantor now or hereafter with the Bank, by all property of any of the undersigned and any guarantor now or hereafter in the possession of the Bank, and by any other collateral, rights and properties described in each and every mortgage, security agreement, pledge, assignment and other security or collateral agreement which has been, or will hereafter be, executed by any of the undersigned or any guarantor to or for the benefit of the Bank (all herein collectively called the "Collateral").

        Default. Occurrence of any of the following events shall be an "Event of Default" under this Note: (a) non-payment when due, of this Note or any other Liabilities, or any obligations of any guarantor to the Bank; (b) failure of the undersigned or any guarantor to comply with any term of any agreement between any of them and the Bank; (c) the Bank discovers that any warranty or representation made to it by the undersigned or any guarantor was or is false; (d) the undersigned or any guarantor becomes insolvent or unable to pay debts as they mature or makes an assignment for the benefit of creditors or any proceeding is instituted by or against any of them under any bankruptcy, insolvency or similar laws or any judgment is entered or any writ of attachment, garnishment or execution or tax lien is issued or levied against any one of them, any of their property or the Collateral; (e) any indebtedness of the undersigned or any guarantor becomes due by reason of default and/or acceleration of the maturity thereof; (f) death or incompetency of the undersigned or any guarantor, if a natural person; dissolution or death of a partner of the undersigned or any guarantor, if a partnership; dissolution, merger, consolidation or a material change in the ownership of the voting stock of the undersigned or any guarantor, if a corporation; dissolution, merger, or change in the members of the undersigned, if a limited liability company; (g) cessation of the normal business operations of the undersigned or any guarantor; (h) actual, impending, or reasonably anticipated decline in the value of the Collateral or the Bank deems the margin of the Collateral securing the Liabilities to be insufficient; (i) sale of any assets of the undersigned, other than sales of inventory in the ordinary course of business; (j) if the control or management of the undersigned or any guarantor changes in a manner which adversely affects, in the sole judgment of the Bank, the ability of the undersigned or any guarantor to carry on its business as previously conducted; (k) failure of the undersigned or any guarantor to pay, when due, any federal, state, or local tax, assessment, withheld tax, or similar obligation; (l) any guaranty of, or document granting security for, any of the Liabilities shall, at any time, cease to be in full force and effect or be declared null and void, or any party to such guaranty or security document (other than the Bank) denies that it has any further liability thereunder (by giving notice to such effect or otherwise) or contests the validity or



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enforceability thereof; or (m) the Bank deems itself insecure, in good faith, believing that the prospect of payment of this Note or any of the Liabilities is impaired or in good faith fearing deterioration, removal or waste of any of the Collateral.

        Remedies on Default. Upon occurrence of an Event of Default: (a) this Note and all of the other Liabilities (regardless of any contrary terms of such Liabilities) shall, at the Bank's option, be immediately due and payable without demand or notice; (b) the Bank may exercise any right and remedies granted to it by this Note, any of the Liabilities or any present or future agreement with any of the undersigned or any guarantor, or otherwise available to the Bank under applicable law; (c) the Bank may exercise its right of set-off and/or take possession of and dispose of any of the Collateral. The undersigned and all guarantors agree to pay all expenses of the Bank, including reasonable attorneys' fees incurred by the Bank, in seeking collection of this Note and the other Liabilities (including participating or taking action in any bankruptcy or other insolvency proceeding of the undersigned or any guarantor).

        WAIVERS. Each of the undersigned and every guarantor severally waives demand, presentment, notice of dishonor and protest and consents to: (a) any extension or postponement of the time for payment; (b) any renewal of this Note or indulgences granted by the Bank with respect to enforcement of its terms; (c) any substitution, exchange or release of all or any part of the Collateral; (d) the addition, substitution or release of any maker or guarantor; and (e) the election by the Bank not to seek enforcement against any person or entity which may be liable for payment of this Note.

        Miscellaneous. "Guarantor" as used herein means any person or entity endorsing or guaranteeing, or granting security for this Note in any manner. The obligations of the undersigned and all guarantors under this Note shall be joint and several; and each of the undersigned and each guarantor shall be individually liable for all amounts due under this Note. All persons signing this Note on behalf of a corporation, partnership, trust or other entity warrants to the Bank that they are duly and properly authorized to execute this Note and that the proceeds will be used by the entity for business purposes. Nothing in this Note shall waive or restrict any right of the Bank granted in any other document or by law. No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy shall preclude any other future exercise of that right or remedy or the exercise of any other right or remedy. The terms and conditions of this Note may not be amended, waived or modified except in a writing signed by an officer of the Bank expressly stating that the writing constitutes an amendment, waiver, or modification of the terms of this Note. A waiver on one occasion shall not be construed as a waiver of that term on any future occasion. Acceptance of partial or late payments owing on this Note at any time shall not be deemed a waiver of any default. All rights, remedies and security granted to the Bank herein are cumulative and in addition to other rights, remedies or security which may be granted elsewhere or by law. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law. If any provision hereof shall be declared invalid or illegal it shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of the provision or the remaining provisions of this Note. Any reference to the Bank shall include any holder of this Note and any holder shall succeed to the Bank's rights. This Note shall bind the respective heirs, personal representatives, successors and assigns of the undersigned and all guarantors. The undersigned and all guarantors agree that any action against them for enforcement of this Note may be brought in any municipal or state court in



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Kalamazoo County, Michigan, having jurisdiction of the subject matter; they consent to personal jurisdiction over them by such courts; and they consent to venue in such courts. This Note has been executed in Michigan and is governed by Michigan law. The undersigned and all guarantors agree to reimburse the Bank for all expenses incurred by the Bank in its investigation, processing, and preparation for closing of the loan evidenced by this Note including attorneys' fees and costs, title insurance fees, survey fees, appraisal fees, and other out-of-pocket expenses.

        WAIVER OF JURY TRIAL. THE UNDERSIGNED AND THE BANK EACH HEREBY KNOWINGLY AND VOLUNTARILY, WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES BETWEEN THEM ARISING OUT OF THIS NOTE, ANY OF THE LIABILITIES, OR ANY ALLEGED ACT OR NEGLECT OF THE BANK.

        Renewal. This Note is, in part or whole, a renewal of the unpaid balance of a $___________________ note dated _______________________, 19____
from the undersigned to the Bank.




Borrower(s)' Address:                       Borrower(s):

                                            PRAB, INC.


5944 East Kilgore Road                      By:    /s/ Gary A. Herder
Kalamazoo, MI 49003                                ------------------
                                                   Gary A. Herder
                                            Its:   President








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